EXHIBIT 10.5

AMENDED AND RESTATED

MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of this         day of                                ,          by and between Tennant Company, a Minnesota corporation (the “Company”), and                                      (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive desire to amend and restate the terms of the Management Agreement between them dated as of                          , 200  , as set forth in this Agreement; and(1)

WHEREAS, the Executive is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that the Executive has made and is expected to continue to make to further the best interests of the Company and its shareholders; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of the Executive’s services and attention to the affairs of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide inducement for the Executive (A) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders that the Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company without regard to the possibility that the Executive’s employment may be terminated without compensation in the event of certain changes in control of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of

(1)  Included in agreements with members of management who had previously signed management agreements with the Company.

their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company; and

WHEREAS, the Executive desires to be protected in the event of termination of the employment of the Executive by the Company without Cause (as defined in Section 10) or termination of employment by the Executive for Good Reason (as defined in Section 10); and

WHEREAS, for the reasons set forth above, the Company and the Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and the Executive agree as follows:

1.             Employment. The Executive shall remain in the employ of the Company for the Term (as defined in Section 22) of this Agreement, as                                          of the Company, and shall have all duties customarily associated with such office and shall perform such other duties as may be specified by the Board of Directors and/or the Chief Executive Officer of the Company; provided, however, that either the Executive or the Company may terminate the employment of the Executive with the Company at any time prior to the expiration of the Term, with or without Cause and for any reason whatever, in the manner provided in Section 4, subject to the right of the Executive to receive any payment and other benefits that may be due pursuant to the terms and conditions of Section 5 or 6 (as the case may be).  While the Executive is employed by the Company hereunder, the Executive shall devote substantially all of Executive’s business time and energy to the performance of the Executive’s duties hereunder and shall not accept other employment with or engage in or render services to any other business or enterprise, except that Executive may participate in charitable activities and personal investment activities to a reasonable extent, and Executive may serve as a director of business organizations subject to any guidelines for such directorships that may be established by the Company from time to time, so long as such activities and directorships do not interfere with the performance of Executive’s duties and responsibilities hereunder.

2.             Compensation.

(a)           During the Term, the Executive shall receive such base salary (the “Base Salary”) per Employment Year (as defined in Section 10), prorated for any partial Employment Year, as the Board of Directors and/or the Executive Compensation Committee of the Board of Directors shall from time to time determine.  The Executive’s Base Salary shall be payable in accordance with the Company’s regular payroll practices.  The Board of Directors and/or the Executive Compensation Committee of the Board of Directors will review the Executive’s Base Salary at the beginning of each Employment Year commencing after December 31, 2003, to determine whether a change in the annual amount thereof is merited.  In no event shall the Executive’s Base Salary be decreased in any Employment Year by more than 15% of the amount of Base Salary paid by the Company to the Executive for the immediately preceding Employment Year.

(b)           Subject to all terms and conditions hereof, while the Executive is employed by the Company hereunder, the Executive shall participate in the STIP, as defined in Section 10.

3.             Fringe Benefits.

(a)           While the Executive is employed by the Company hereunder during the Term, the Company shall provide to the Executive and the Executive’s dependents such medical, dental and life insurance and disability, retirement savings, vacation, sick leave and other employee and fringe benefits as are provided from time to time by the Company to its senior executives and their dependents, in accordance with the general benefits practices of the Company then in effect; provided, however, that the benefits provided to the Executive and the Executive’s dependents hereunder during employment with the Company shall in no event be less favorable to them, on an aggregate basis, than the benefits provided by the Company to the Executive and the Executive’s dependents on the date hereof.  Notwithstanding anything stated in this Section 3(a), coverage of the Executive and the Executive’s dependents under medical, dental, and life insurance and disability plans, programs and benefits shall be available only if the Executive and the Executive’s dependents satisfy applicable waiting periods under such plans, programs and benefits.

(b)           The Company shall promptly reimburse the Executive for all reasonable travel and other expenses that are incurred by the Executive during the Term in connection with the conduct of the business of the Company while the Executive is employed by the Company hereunder and for which the Executive furnishes appropriate documentation in accordance with the Company’s general expense reimbursement practices then in effect.

4.             Termination.  The Executive’s employment by the Company hereunder shall terminate and be effective upon:

(i)            receipt by the Company of the Executive’s written resignation from the Company (which resignation shall specify whether it is with or without Good Reason (as defined in Section 10) and, if with Good Reason, shall set forth in reasonable detail the basis therefor);

(ii)           three business days following receipt by the Executive of written notice from the Company of termination of the Executive’s employment (which notice shall specify whether such termination is with or without Cause and, if with Cause, shall set forth in reasonable detail the basis therefor);

(iii)          the Executive’s death or Disability (as defined in Section 10); or

(iv)          expiration of the Term,

and the date on which the Executive’s employment by the Company hereunder ends shall be the “Termination Date”.

5.             Payments Upon Termination Prior to a Change in Control.  If the Executive’s employment by the Company hereunder ends pursuant to Section 4 prior to the occurrence of any Change in Control (as defined in Section 10) and:

(a)           if such employment by the Company hereunder ends prior to the expiration of the Term by reason of resignation by the Executive without Good Reason or termination by the Company for Cause, then:

(i)            the Company shall pay to the Executive, in accordance with Section 2(a), the Executive’s Base Salary through and including the Termination Date;

(ii)           if the Termination Date occurs on or after the last day of any Plan Year (as defined in Section 10) but prior to the date payment of the Executive’s award, if any, under the STIP for such Plan Year has been made, the Company shall pay the full amount of such award to the Executive no later than the date awards under the STIP for such Plan Year are paid to the other participants in the STIP; and

(iii)          the Company shall pay to the Executive, in accordance with Section 3(b), all amounts due thereunder for reimbursement of expenses.

(b)           if such employment by the Company hereunder ends by reason of the Executive’s death or Disability prior to the expiration of the Term or if such employment terminates upon the expiration of the Term, then:

(i)            the Company shall pay to the Executive (or the Executive’s legal representative), in accordance with Section 2(a), the Executive’s Base Salary through and including the last day of the month in which the Termination Date occurs (in the event employment hereunder ends by reason of death or Disability) or through and including the Termination Date (in the event employment hereunder ends by reason of the expiration of the Term);

(ii)           if the Termination Date occurs on or after the last day of any Plan Year but prior to the date payment of the Executive’s award, if any, under the STIP for such Plan Year has been made, the Company shall pay the full amount of such award to the Executive (or the Executive’s legal representative) no later than the date awards under the STIP for such Plan Year are paid to the other participants in the STIP;

(iii)          if the Termination Date occurs on any day of a Plan Year other than the last day, the Company shall pay to the Executive (or the Executive’s legal representative) a pro rata portion of the award that would have been payable to the Executive under the STIP for such Plan Year had the Executive remained employed by the Company hereunder for the duration of such Plan Year, which payment shall be made no later than the date awards under the STIP for such Plan Year are paid to the other participants in the STIP; and

(iv)          the Company shall pay to the Executive (or the Executive’s legal representative), in accordance with Section 3(b), all amounts due thereunder for reimbursement of expenses.

(c)           if such employment by the Company hereunder ends prior to the expiration of the Term by reason of resignation by the Executive for Good Reason or termination by the Company without Cause, then:

(i)            the Company shall continue to pay to the Executive, in accordance with, and at the times provided in, Section 2(a), the Executive’s Base Salary through and including the first anniversary of the Termination Date;

(ii)           if the Termination Date occurs on or after the last day of any Plan Year but prior to the date payment of the Executive’s award, if any, under the STIP for such Plan Year has been made, the Company shall pay the full amount of such award to the Executive no later than the date awards under the STIP for such Plan Year are paid to the other participants in the STIP;

(iii)          if the Termination Date occurs on any day of a Plan Year other than the last day, the Company shall pay to the Executive the full amount of the award that would have been payable to the Executive under the STIP for such Plan Year had all performance targets been met and the Executive remained employed by the Company hereunder for the duration of such Plan Year, which payment shall be made no later than the date awards under the STIP for such Plan Year are or would have been paid to the other participants in the STIP;

(iv)          for a period from the Termination Date through the first anniversary of the Termination Date, and except to the extent essentially equivalent and no less favorable benefits are provided to the Executive by a subsequent employer, the Company shall pay to the Executive or on the Executive’s behalf a portion of the premiums required for the Executive to maintain continuation coverage under the Company’s medical, dental and life insurance plans in which the Executive was a participant immediately prior to the Termination Date (such portion equal to the amount of each premium the Company would pay if the Executive were still employed by the Company), and shall provide to the Executive disability benefits comparable to such disability benefits under any plan or program of the Company in which the Executive was a participant immediately prior to the Termination Date; and

(v)           the Company shall pay to the Executive, in accordance with Section 3(b), all amounts due thereunder for reimbursement of expenses.

6.             Payments upon Termination in Connection with, or Following, a Change in Control.  If any Change in Control shall occur during the Term of this Agreement and the Executive’s employment by the Company shall end at the time of, or at any time after, the occurrence of the earliest Change in Control to occur (the “First Change in Control”) and prior to the end of the Transition Period (as defined in Section 10), then the Company or its successor (which term as used herein shall include any person acquiring all or substantially all of the assets of the Company) shall pay cash to the Executive and provide other benefits on the following basis (it being understood that if the Executive’s employment by the Company terminates voluntarily or involuntarily during the Term, but prior to the occurrence of the First Change in Control, the Executive shall be entitled to no cash payment or benefits under this Section 6, but shall be entitled to payments and benefits to the extent provided in Section 5):

(a)           If at the time of, or at any time after, the occurrence of the First Change in Control and prior to the end of the Transition Period, the employment of the Executive with the Company is voluntarily or involuntarily terminated for any reason (unless such termination is a voluntary termination by the Executive other than for Good Reason or is on account of the death or Disability of the Executive or is a termination by the Company for Cause), the Executive (or the Executive’s legal representative), subject to the limitations set forth in Section 6(b),

(i)            shall be entitled to receive from the Company or its successor, on the Termination Date (or, in the event of termination by the Executive for Good Reason, within five days after the Termination Date), a cash payment in an amount equal to (A) three times (or one time in the case of a voluntary termination by the Executive during the Window Period, as defined in Section 10(e)(iii)(E), which, but for Section 10(e)(iii)(E), would not constitute a termination for Good Reason) the average annual compensation payable by the Company and includible in the gross income for Federal Income Tax purposes of the Executive during the shorter of the period consisting of (1) the most recent five completed taxable years of the Executive ending before the First Change in Control (other than a Change in Control described in Section 10(b)(v) unless the Executive is terminated prior to the occurrence of a Change in Control described in clause (i), (ii), (iii) or (iv) of Section 10(b)) or (2) that portion of such five-year period during which the Executive was employed by the Company (for which purpose compensation for a partial year shall be annualized before determining average annual compensation for the period in accordance with temporary or final regulations promulgated under Section 280(G)(d) of the Internal Revenue Code of 1986 (the “Code”) or any successor provision thereto), less (B) $1.00, such payment to be made to the Executive by the Company or its successor in a lump sum; and

(ii)           shall, together with the Executive’s dependents, be entitled until the end of the Transition Period (or for one year after the Termination Date in the case of a voluntary termination by the Executive during the Window Period, as defined in Section 10(e)(iii)(E), which, but for Section 10(e)(iii)(E), would not constitute a termination for Good Reason) to participate in any medical, dental and life insurance and disability plans, programs and benefits in which they were entitled to, and did, participate immediately prior to the First Change in Control as if the Executive were an employee of the Company until the end of the Transition Period or such one-year period, as the case may be (or, in the event their participation in any such plan, program or benefit is barred because the Executive is not an employee of the Company, the Company, at its sole cost and expense, shall arrange to provide the Executive and the Executive’s dependents with benefits that are no less favorable to them than the benefits under such plan, program or benefit), except to the extent essentially equivalent and no less favorable benefits are provided by a subsequent employer.

(b)           Notwithstanding any provision to the contrary contained herein except the last sentence of this Section 6(b), if the lump sum cash payment due and the other benefits to which the Executive shall become entitled under Section 6(a), either alone or together with other payments made pursuant to this Agreement or any other agreement between the Executive and the Company or any compensation plan or program that are in the nature of compensation to the Executive and are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a “parachute payment” as defined in Section 280G of the Code or any successor provision thereto, such lump sum payment and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for Federal Income Tax purposes pursuant to Section 280G of the Code (or any successor provision thereto).  Within ten days after the Company informs the Executive of the necessity of reducing the payments or benefits to avoid the excise tax or non-deductibility or promptly after the Executive otherwise becomes aware of the necessity of such a reduction, the Executive in good faith shall determine the amount of any reduction to be made pursuant to this Section 6(b) and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which the Executive would be entitled under this Agreement in the absence of this Section 6(b) to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 6(b).

(c)           The Company shall pay to the Executive, in accordance with Section 2(a), the Executive’s Base Salary through and including the Termination Date.

(d)           If the Termination Date occurs on or after the last day of any Plan Year but prior to the date payment of the Executive’s award, if any, under the STIP for such Plan Year has been made, the Company shall pay the full amount of such award to the Executive (or the Executive’s legal representative) no later than the date awards under the STIP for such Plan Year are paid to the other participants in the STIP.

(e)           If the Termination Date occurs on any day of a Plan Year other than the last day, the Company shall pay to the Executive (or the Executive’s legal representative) a pro rata portion of the award that would have been payable to the Executive under the STIP for such Plan Year had all performance targets been met and the Executive remained employed by the Company hereunder for the duration of such Plan Year, which payment shall be made no later than the date awards under the STIP for such Plan Year are or would have been paid to the other participants in the STIP.

(f)            The Company shall pay to the Executive (or the Executive’s legal representative), in accordance with Section 3(b), all amounts due thereunder for reimbursement of expenses.

7.             Interpretations.

(a)           For purposes of determining any amounts payable under Section 5 or Section 6, the Executive’s Base Salary at any time after the Termination Date shall be deemed to equal the Executive’s Base Salary as in effect on the Termination Date.

(b)           In the event the Executive’s employment hereunder is terminated on any day of an Employment Year or a Plan Year other than the last day and payment is required hereunder of a pro rata portion of any sum due with respect to such Employment Year or Plan Year, such pro rata portion shall be determined based on the number of days in such Employment Year or Plan Year occurring on or before, and after, the Termination Date.

(c)           Nothing in Section 5 or Section 6 shall limit any obligation of the Company to the Executive or his dependents upon termination of the Executive’s employment hereunder (i) as a matter of law (including but not limited to any obligation of the Company to pay Executive for unused vacation time accrued through the Terminate Date), (ii) under any other provision of this Agreement or, except as otherwise expressly provided in this Agreement, any other agreement between the Executive and the Company, or (iii) in the event of termination by reason of the Executive’s death or Disability, under life or disability insurance policies then in effect.  Notwithstanding the foregoing, the payments required by Section 5 or Section 6 shall be reduced by an amount equal to (x) any amounts Executive is eligible to receive pursuant to Paragraph H of the Employee Agreement attached hereto as Exhibit A, plus (y) any severance pay that the Executive is eligible to receive from the Company, its subsidiaries or its successors under any policy or agreement of the Company, other than this Agreement, in the event of the Company’s termination of the Executive’s employment with the Company.

(d)           The Executive shall not be required to mitigate the amount of any payment or other benefit provided for in Section 5 or Section 6 by seeking employment with another employer or otherwise; nor shall the amount of any payment or other benefit provided for in Section 5 or 6 be reduced by any compensation earned by the Executive as the result of the Executive’s subsequent employment by another employer, except as otherwise expressly provided in Section 5 or 6.

(e)           The obligations of the Company under Section 5 and Section 6, if otherwise payable thereunder because of the termination of the Executive’s employment with the Company, shall survive any termination of employment of the Executive pursuant to Section 4.

8.             Directors’ and Officers’ Indemnification; Stock Based Compensation.  While the Executive is employed by the Company hereunder, the Company shall not, without the prior written consent of the Executive, amend its articles of incorporation or by-laws to prohibit or limit the indemnification of, or advances of expenses to, its directors and officers or to impose conditions on such indemnification or advances of expenses in addition to those provided by law.  While the Executive is employed by the Company hereunder, the Company shall not modify any stock based incentive plan or agreement to which the Executive is a party (or is subject) to limit or otherwise affect the acceleration of vesting or exercisability of stock options of the Executive in the event of a Change in Control, the lapse of restrictions on restricted stock of the Executive in the event of a Change in Control, or any other acceleration of, or increase in benefits under, any stock based benefit in the event of a Change in Control.

9.             Non-Competition, Non-Solicitation and Non-Disclosure.  The parties agree to be bound by the terms of the Employee Agreement attached hereto as Exhibit A, which Employee Agreement is incorporated herein by reference.

10.           Certain Definitions.  As used in this Agreement, the following defined terms have the meanings indicated below:

(a)           “Cause” for termination of the Executive’s employment at the instance of the Company means termination for:

(i)            prior to a Change in Control, the Executive’s material breach of this Agreement, which is not remedied within 30 days after receipt of written notice thereof;

(ii)           prior to a Change in Control, an act or acts of dishonesty undertaken by the Executive and intended to result in gain or personal enrichment of the Executive at the expense of the Company;

(iii)          persistent failure by the Executive to perform the duties of the Executive’s employment, which failure is demonstrably willful and deliberate on the part of the Executive and constitutes gross neglect of duties by the Executive and which is not remedied within 90 days after receipt of written notice thereof; or

(iv)          the indictment or conviction of the Executive for a felony if the act or acts constituting the felony are substantially detrimental to the Company or its reputation.

(b)           “Change in Control” shall be deemed to have occurred if:

(i)            a majority of the directors of the Company shall be persons other than persons

(A)          for whose election proxies shall have been solicited by the Board of Directors of the Company, or

(B)           who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly created directorships,

(ii)           30% or more of the outstanding voting stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto (the “Exchange Act”)) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes in Control pursuant to this Section 10(a)(ii):

(A)          any acquisition or beneficial ownership by the Company or a subsidiary of the Company, or

(B)           any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries, or

(C)           any acquisition or beneficial ownership by the Executive or any group that includes the Executive, or

(D)          any acquisition or beneficial ownership by a parent corporation of the Company (after giving effect to the merger or statutory share exchange) or its wholly-owned subsidiaries, as long as they shall remain wholly-owned subsidiaries, of 100% of the outstanding voting stock of the Company as a result of a merger or statutory share exchange that complies with Section 10(b)(iii)(A)(2) or the exception in Section 10(b)(iii)(B) in all respects,

(iii)          the Company consummates

(A)          a merger or consolidation of the Company with or into another corporation (other than (1) a merger or consolidation with a subsidiary of the Company or (2) a merger in which

(i)            the Company is the surviving corporation,

(ii)           no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property (except into (I) voting stock of a parent corporation of the Company (after giving effect to the merger) owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the voting stock of the Company immediately after the merger or (II) cash upon the exercise by holders of voting stock of the Company of statutory dissenters’ rights),

(iii)          the persons who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting stock of the Company immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 70% of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving corporation in the merger or its parent corporation, and

(iv)          if voting stock of the parent corporation of the Company (after giving effect to the merger) is exchanged for voting stock of the Company in the merger, all holders of any class or series of voting stock of the Company immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their voting stock of the Company as all other holders of such class or series),

(B)           an exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, of shares of one or more classes or series of voting stock of the Company for cash, securities or other property, except for (a) voting stock of a parent corporation of the Company (after giving effect to the statutory share exchange) owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the voting stock of the Company immediately after the statutory share exchange if (I) the persons who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting stock of the Company immediately prior to such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange more than 70% of, respectively, the then outstanding common stock and the then outstanding voting stock of such parent corporation, and (II) all holders of any class or series of voting stock of the Company immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their voting stock of the Company as all other holders of such class or series or (b) cash with respect to fractional shares of voting stock of the Company or payable as a result of the exercise by holders of voting stock of the Company of statutory dissenters’ rights,

(C)           a sale or other disposition of all or substantially all of the assets of the Company (in one transaction or a series of transactions),

unless a majority of the voting stock (or the voting equity interest) of the surviving corporation or its parent corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or the Company or its parent corporation (in the case of a statutory share exchange) is, immediately following the merger, consolidation, statutory share exchange or disposition of assets, beneficially owned by the Executive or a group of persons, including the Executive, acting in concert,

(iv)          the shareholders of the Company approve a definitive agreement or plan to liquidate or dissolve the Company, or

(v)           (A)          the Company enters into an agreement in principle or a definitive agreement relating to a Change in Control described in clause (i), (ii) or (iii) above which ultimately results in such a Change in Control described in clause (i), (ii) or (iii) hereof,

(B)           a tender or exchange offer or proxy contest is commenced which ultimately results in a Change in Control described in clause (i) or (ii) hereof, or

(C)           there shall be an involuntary termination of employment of Executive or a termination by the Executive of employment for Good Reason prior to an event that would otherwise constitute a Change in Control, and Executive reasonably demonstrates that such event (x) was requested by a third party that has previously taken other steps reasonably calculated to result in a Change in Control described in clause (i), (ii) or (iii) above and which ultimately result in a Change in Control described in clause (i), (ii) or (iii) hereof or (y) otherwise arose in connection with or in anticipation of a Change in Control described in clause (i), (ii), (iii) or (iv) above that ultimately occurs.

(c)           “Disability” means a continuing condition of Executive that has been determined to meet the criteria set forth in the Company’s Long Term Disability Plan, or similar successor long-term disability insurance plan, to render a participant eligible for long-term disability benefits under such plan, whether or not Executive is in fact covered by such plan.  The determination shall be made by the insurer of the plan or, if Executive is not covered by the plan, by the Company in its sole discretion.

(d)           “Employment Year” shall mean the 12-month period ending on December 31, 2003, and each succeeding year during the Term, or such portion of such 12-month period as the Executive is employed by the Company under this Agreement.

(e)           “Good Reason” for termination of the Executive’s employment at the instance of Executive means termination for:

(i)            Company’s material breach of this Agreement, which is not remedied within 30 days after receipt of written notice thereof;

(ii)           the assignment to the Executive, without the Executive’s written consent, of duties and responsibilities that are substantially inconsistent with, or materially diminish, the Executive’s position as                                          of the Company other than for Cause or on account of Disability; or

(iii)          in the event of a termination of the Executive’s employment with the Company at the time of or after the First Change in Control, and prior to the end of the Transition Period

(A)          the Executive shall not be given substantially equivalent or greater title, duties, responsibilities and authority or substantially equivalent or greater salary and other remuneration and fringe benefits (including paid vacation), in each case as compared with the Executive’s status immediately prior to the First Change in Control, other than for Cause or on account of Disability,

(B)           the Company shall have failed to obtain assumption of this Agreement by any successor as contemplated by Section 11,

(C)           the Company shall require the Executive to relocate to any place other than a location within twenty-five miles of the location at which the Executive performed his duties immediately prior to the First Change in Control or, if the Executive performed such duties at the Company’s principal executive offices, the Company shall relocate its principal executive offices to any location other than a location within twenty-five miles of the location of the principal executive offices immediately prior to the First Change in Control,

(D)          the Company shall require that the Executive travel on Company business to a substantially greater extent than required immediately prior to the First Change in Control, or

(E)           subject to the limitations contained in Section 6(a)(i), the Executive shall terminate employment with the Company during the thirty-day period (the “Window Period”) immediately following the first anniversary of the First Change in Control (provided that for purposes of this Section 10(e)(iii)(E) only, all references in the definition of Change in Control in Section 10(b) (as used in the definition of “First Change in Control” in

Section 6) to 30% and 70% shall instead be deemed to be references to 50%), and such termination would not otherwise constitute a termination for Good Reason.

(f)            “Plan Year” shall mean the plan year with respect to which awards are determined under the STIP.

(g)           “person” shall mean an individual, partnership, corporation, limited liability company, estate, trust or other entity.

(h)           “STIP” shall mean the Company’s Short-Term Incentive Plan as in existence at the date hereof or any successor plan.

(i)            “Transition Period” shall mean the three-year period commencing on the date of the earliest to occur of a Change in Control described in clause (i), (ii), (iii) or (iv) of Section 10(b) (the “Commencement Date”) and ending on the third anniversary of the Commencement Date.

(j)            “voting stock” shall mean all outstanding shares of capital stock entitled to vote generally in the election of directors, considered for purposes of this Agreement as one class, and all references to percentages of the voting stock shall be deemed to be references to percentages of the total voting power of the voting stock.

11.           Successors and Assigns.

(a)           This Agreement is binding on and inures to the benefit of the Executive and Executive’s heirs, legal representatives and permitted assigns, and on the Company and its successors and permitted assigns.  No rights or obligations of the Executive or the Company hereunder may be assigned, pledged, disposed of or transferred by such party to any other person or entity without the prior written consent of the other party.

(b)           The Company will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had otherwise terminated the Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the agreement provided for in this Section 11(b) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

12.           Separate Representation.  The Executive hereby acknowledges that he has sought and received independent advice from counsel of his own selection in connection with this Agreement and has not relied to any extent on any officer, director or shareholder of, or counsel to, the Company in deciding to enter into this Agreement.

13.           Governing Law.  This Agreement shall be construed under and governed by the laws of the State of Minnesota.

14.           Withholding of Taxes, Etc.  All payments to the Executive hereunder are subject to withholding of income and employment taxes and all other amounts required by law.

15.           Specific Performance.  Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the covenants contained in this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of such covenants and to enforce specifically such covenants in any action instituted before a proper forum in addition to any other remedy to which such other party may be entitled under this Agreement or at law or in equity.

16.           Arbitration.  Except for disputes or claims arising under or relating to the occurrence of Changes in Control or payments required or alleged to be required pursuant to Section 6, the Executive and the Company agree that any dispute or claim that relates to or arises out of Executive’s employment with the Company shall be resolved by the Rules of Arbitration set forth in Exhibit B to this Agreement.  Disputes and claims encompassed by this Agreement include all applicable federal, state and local employment related claims, whether based on common law (such as breach of contract or defamation) or statutes (such as the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Minnesota Human Rights Act).  The Rules of Arbitration are intended to be exclusive and awards issued pursuant to the rules are final and binding.  The Executive and the Company acknowledge and agree that this arbitration provision is beneficial to both parties because it provides a quick, less expensive and confidential manner of resolving finally any dispute or claim.  The cost of any arbitration, including attorneys’ fees and arbitration expenses of both the Company and the Executive, and the cost of any court proceedings permitted by this Agreement, including attorneys’ fees and court costs of both the Company and the Executive, shall be paid by the Company.  Notwithstanding anything to the contrary provided in this Section 16 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

17.           Notices.  All notices hereunder shall be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice hereunder.

18.           Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

19.           Entire Agreement.  This Agreement and the documents and instruments referred to herein contain the entire understanding of the parties hereto with respect to the employment of the Executive by the Company.

20.           Amendments and Waivers.  No provision hereof may be altered, amended, modified, waived or discharged in any way whatsoever except by written agreement executed by both parties.  No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

21.           Severability; Severance. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction or arbitrator, as the case may be, may so modify the objectionable provision as to make it valid, reasonable and enforceable. In the event that any benefits to the Executive provided in this Agreement are held to be unavailable to the Executive as a matter of law, the Executive shall be entitled to severance benefits from the Company, in the event of an involuntary termination of employment of the Executive by the Company (other than a termination on account of the death or Disability of the Executive or a termination for Cause) or a termination by the Executive for Good Reason during the Term occurring at the time of, or following, the occurrence of a Change in Control, at least as favorable to the Executive (when taken together with the benefits under this Agreement that are actually received by the Executive) as the most advantageous benefits made available by the Company to employees of comparable position and seniority to the Executive during the five-year period prior to the First Change in Control.

22.           Term. This Agreement shall commence on the date of this Agreement and shall terminate, and the term of this Agreement (the “Term”) shall end, on (A) December 31,                    , provided that such period shall be automatically extended for one year, and from year to year thereafter, until written notice of termination of this Agreement is given by the

Company or the Executive to the other party hereto at least 60 days prior to December 31,                    or the extension year then in effect, or (B) if the Commencement Date occurs prior to December 31,                     (or prior to the end of the extension year then in effect), the third anniversary of the Commencement Date.

23.           Replacement of Prior Agreement(s).  This Agreement replaces and supersedes all prior Management Agreement(s) between the Company and the Executive of any nature whatsoever, including without limitation the Management Agreement between them dated as of                          , 200  , which agreement(s) shall be of no further force or effect. (1)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

EXECUTIVE	TENNANT COMPANY

Name:	Name:

Address:	Title:

Address:

(1)  Included in agreements with members of management who had previously signed management agreements with the Company.